Exhibit 99.1

Business Operating Agreement

This Business Operating Agreement (“BOA”) is dated September 15, 2020. This BOA between eWellness Healthcare Corporation (“EWLL” and or “the Company” and or “eWellness”) and Bistromatics, Inc. (“BI”) the (“Parties”).

RECITALS:

As of June 30th, 2020, EWLL owes BI US$782,832 in back due professional fees for developing and operating EWLL’s PHZIO treatment platform.

EWLL has recently been unable to raise new capital primarily due to the COVID-19 Pandemic and the conversion of various convertible notes that have significantly impacted the share price of EWLL’s common stock. The Company’s most recent form 10-Q (8-11-20 filing date) dated June 30th, 2020 indicated the EWLL had $4,075 in cash with total assets of $179,978 and liabilities of approximately $8.27 million. As of this 10-Q filing the intangible asset value of the Company’s marketing & IP rights to the PHZIO platform is now $8,000. To date EWLL has paid a total of $1.57 million dollars to BI for the development and operations of the PHZIO platform.

On November 16, 2016 EWLL and BI entered into a Service Agreement, where Bistromatics would provide operational oversight of the Company’s PHZIO System including development, content editing, client on boarding, clinic training, support & maintenance, billing, hosting and oversight and support of CRM and helpdesk system. As compensation for Bistromatics services, the Company has agreed to pay a monthly base fee of $50,000 monthly until Bistromatics had successfully signed and collected the first monthly service fee for 100 Physical Therapy Clinics to start using the PHZIO platform. If and when Bistromatics provides the Company with evidence of the 100 Physical Therapy Clinics, the monthly service fee will extend to $100,000. Bistromatics will have the ability to convert any outstanding amounts that fall in arrears 60 days into common stock at the same terms as the next round of financing or the Company’s common stock market price, whichever is higher.

Additionally, as compensation for work already completed by Bistromatics, the Company issued 25,280,899 shares of the Company’s common stock, at $0.0089 per share, and provide Bistromatics with the right to appoint 40% of the Board seats at eWellness. Bistromatics also gains the exclusive rights to the Canadian market for all eWellness service and product offerings in perpetuity, subject to a royalty on revenues of 10% payable to eWellness. In the event of a sale of the Canadian rights and the operations associated with the Canadian market for the PHZIO platform, eWellness shall forfeit any future royalties and receive a 10% commission on the sale if Bistromatics is responsible for facilitating the sale opportunity or in the event of a sale where eWellness has facilitated the sale opportunity, then eWellness shall receive a 25% commission on the sale of the Canadian operations.

Although both Companies continue to abide by the Business Operating Agreement the Company is in arrears in fees to Bistromatics. The Service Agreement expired during the 1st quarter of 2020 and the Parties continue to discuss the formation of a new Services Agreement. As noted above, the Company’s PHZIO and MSK360 systems are currently operated on behalf of the Company by Bistromatics Inc. in Canada. These services are still operational and continues to treat EWLL’s corporate patients and customers.

EWLL is currently in the process of completing a new Business Operating Agreement with Bistromatics. This new Agreement would re-position EWLL as a Value Added Reseller (“VAR”) of the PHZIO & MSK360 platforms and allow EWLL to earn marketing fees and would also be granted a significant percentage ownership of Bistromatics in return for transferring the marketing and IP rights for the PHZIO and MSK360 platforms from EWLL to Bistromatics.

This BOA acknowledges that currently Bistromatics is now covering all operating expenses for all of EWLL’s PHZIO services. Given this situation, EWLL needs to shift all revenue generated in the US to Bistromatics from ATI, Corvel and any other future corporate clients. Without this action, services to these large clients will have to be halted. If this happens, this would give EWLL no path to gaining additional financing and would lead to EWLL having to cease operations.

Given the current state of affairs of the Company and to provide the best possible outcome for EWLL’s stakeholders the Parties have agreed to the following.

Based Upon the above noted Recitals It Is Agreed That:

Both Parties agree that this Agreement supersedes all previous written or oral agreements between the Parties.

In return for EWLL transferring to BI, for perpetuity, all worldwide marketing and Intellectual Property Rights (“IP”) rights or claims to the Company’s PHZIO, PHZIO TeleRehab and MSK 360 platforms and or other ancillary or tertiary content or components related developed features or products including future updates or new products, EWLL shall be granted a 15% ownership of BI. BI as part of this Agreement also agrees to eliminate all past due professional fees of approximately US$782,832.

The allocation of shares in BI will be set as a non-voting share class but carry an equivalent value to BI’s common shares in the event of a sale of BI.

All revenue accrued from existing clients as ATI, CorVel and Therapy Direct will be paid from EWLL or its affiliated professional corporations to BI. In the event that payments have been made using these proceeds to pay for professional services (such as Physical Therapists) in the delivery of care, then these amounts will be accounted for and the remaining gross profits paid to BI within 10 business days of being received by EWLL.

EWLL shall be granted by BI a non-exclusive Marketing Partner Agreement (“MPA”) for marketing BI’s products at a to-be determined revenue sharing arrangement. This MPA will be executed under a separate agreement.

Accurate Information. The Parties hereby represents and warrants that all information provided to both Parties pertaining to PHZIO and other products shall be true, correct and complete to the best of the Parties knowledge.

Dispute Resolution. Disputes between the Parties, under this Agreement or arising from this Agreement, shall be resolved in the following manner: Within thirty (30) days of written notice to the other party, the Parties shall meet and make every good faith effort to resolve the dispute amicable, through direct negotiation. If such direct negotiation is futile or unsuccessful, the Parties, agree to seek an independent mediator, the selection of which shall be mutually agreed upon. Such a mediator shall attempt to find a mutually acceptable resolution to the dispute. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, that cannot be resolved by negotiated resolution, the Parties agree to submit the issues to formal mediation supervised and administered by the Judicial Arbitration and Mediation Services (JAMS). The Parties shall each bear their own legal fees and expenses relating to the mediation, unless, in the opinion of the mediator, the position of one party is merit less, in which event the losing party shall reimburse the prevailing party for such fees and expenses. In the event that Mediation is not successful in reaching a resolution the Parties agree to enter into binding arbitration.

Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and to their respective heirs, representatives, successors-in-interest, beneficiaries and assigns.

Binding Effect. The Parties to this Agreement, each for itself or on behalf of the Party they represent, do hereby represent and warrant that they possess all the authority necessary to enter into this Agreement, and that this Agreement, when duly executed, will constitute a valid, legal and binding agreement, enforceable against themselves in accordance with the terms hereof.

Entire Agreement. This Agreement constitutes the entire agreement and understanding between the Parties and supersedes and replaces all negotiations, and all proposed agreement, whether oral or written between the Parties. The Parties acknowledge that no party nor any of their representatives have made any promise, representation or warranty whatsoever, written or oral, and that the only representations, promises, and covenants made or given are set forth in this Agreement. Accordingly, this Agreement sets forth the entire agreement between the Parties with regard to the subject matter hereof. Further, except as expressly set forth in this Agreement, all agreements, covenants, representations and warranties, express and implied, oral and written, of the Parties with regard to the subject matter hereof, are contained herein.

Waiver, Amendment and Modification. No breach of any provision hereof can be waived unless in writing. Waiver of any one breach of any provision hereof shall not be deemed to be a waiver of any other breach of the same or any other provision hereof. This Agreement may only be amended or modified by an instrument in writing executed by each of the Parties hereto.

Construction. This Agreement shall not be construed against the party preparing it, and shall be construed without regard to the identity of the person who drafted it or the party who caused it to be drafted and shall be construed as if all Parties had jointly prepared this Agreement and it shall be deemed their joint work products, and each and every provision of this Agreement shall be construed as though all of the Parties hereto participated equally in the drafting hereof; and any uncertainty or ambiguity shall not be interpreted against any one party. As a result of the foregoing, any rule of construction that a document is to be construed against the drafting party shall not be applicable.

Governing Law. This Agreement shall be governed in all respects, including validity, interpretation, effect and enforcement, by the laws of the Province of Ontario, Canada.

Counterparts. This Agreement may be executed in counterparts, each of which, when so executed and delivered, shall be an original; however, such counterparts together shall constitute but one and the same Agreement.

Authority. Each Party represents and warrants that the execution, delivery, and performance by him or it of this Agreement has been duly authorized where such authorization is required and requires no approval from a third party that has not already been obtained as of the execution date of this Agreement.

Enforceability. Each Settling Party represents and warrants that, when duly executed and delivered, this Agreement shall be valid and binding upon him or it, and shall be fully enforceable against him, her, or it in accordance with its terms.

Interpretation. This Agreement has been jointly negotiated and drafted. The language of this Agreement shall be construed as a whole, according to its fair meaning, and not strictly for or against any Party. Whenever required for proper interpretation, the words in singular shall include the plural and vice versa.

The Parties Agreed to the above terms and conditions on this day September 15th, 2020.

Bistromatics, Inc.

Curtis Hollister, Director

eWellness Healthcare Corporation

Douglas C MacLellan, CEO & Chairman